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EXHIBIT 11.1
STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


Years ended June 30, 1997, 1996 and 1995 (In thousands, except per share data)

                                              1997           1996           1995
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
PRIMARY AND FULLY DILUTED:
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Shares used in computation of
   loss per common share                      12,634         12,209         12,040
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Loss before extraordinary item              $ (1,884)      $ (3,342)      $ (2,127)
Loss from extinguishment of debt                   -         (1,157)             -
Net loss                                      (1,884)        (4,499)        (2,127)

Preferred stock dividend requirement:
   Series A and Series B                        (311)             -              -
   Embedded dividend                          (1,720)             -              -
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Loss applicable to common stockholders      $ (3,915)      $ (4,499)      $ (2,127)
==================================================================================
Loss per common share:

Loss before extraordinary item              $  (0.31)      $  (0.27)      $  (0.18)
Extraordinary item                                 -          (0.10)             -
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Net loss per common share                   $  (0.31)      $  (0.37)      $  (0.18)
==================================================================================